Exhibit 3.3

Articles of Amendment

to

Articles of Incorporation

of

SALTY’S WAREHOUSE, INC.

(Name of corporation as currently filed with the Florida Dept. of State)

P98000062582

(Document number of corporation (if known)

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment(s) to its Articles of Incorporation:

NEW CORPORATE NAME (if changing):

(Must contain the word “corporation,” “company,” or “incorporated” or the abbreviation “Corp.,” “Inc.,” or “Co.”)

(A professional corporation must contain the word “chartered”, “professional association,” or the abbreviation “P.A.”)

AMENDMENTS ADOPTED- (OTHER THAN NAME CHANGE) Indicate Article Number(s) and/or Article Title(s) being amended, added or deleted: (BE SPECIFIC)

Article IV, Capital Stock, is amended to read as follows:

This corporation is authorized to issue twenty-five million (25,000,000) shares, consisting of one class only, designated as “Common Stock,” no par value.  Each issued and outstanding share shall be entitled to one vote.  The Corporation is authorized to conduct a five for one (5:1) forward stock split of the outstanding shares of Common Stock.

(Attach additional pages if necessary)

If an amendment provides for exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself: (if not applicable, indicate N/A)

(continued)

The date of each amendment(s) adoption: October 25, 2005

Effective date if applicable:	Amendment File Date
(no more than 90 days after amendment file date)

Adoption of Amendment(s)	(CHECK ONE)

☒    The amendment(s) was/were approved by the shareholders.  The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

☐    The amendment(s) was/were approved by the shareholders through voting groups.  The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):

“The number of votes cast for the amendment(s) was/were sufficient for approval by ”
(voting group)

☐    The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

☐    The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Signature	/s/ Earl T. Shannon

(By a director, president or other officer - if directors or officers have not been selected, by an incorporator - if in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)

Earl T. Shannon
(Typed or printed name of person signing)

President
(Title of person signing)

FILING FEE: $35